Exhibit 99.1 (Furnished herewith)

NEWS RELEASE

Jennifer Hartmann

Director, Strategic Public Relations

Deere & Company

309-765-5678

Deere Reports Net Income of $757 Million for Fourth Quarter, $2.751 Billion for Year

●	Fourth-quarter net income rises 5% aided by strong execution and disciplined cost management.
●	Improving fundamentals in agricultural sector setting stage for stronger demand in year ahead.
●	Earnings for 2021 forecast to be $3.6 to $4.0 billion.

MOLINE, Illinois (November 25, 2020) — Deere & Company reported net income of $757 million for the fourth quarter ended November 1, 2020, or $2.39 per share, compared with net income of $722 million, or $2.27 per share, for the quarter ended November 3, 2019. For fiscal 2020, net income attributable to Deere & Company was $2.751 billion, or $8.69 per share, compared with $3.253 billion, or $10.15 per share, in 2019.

Worldwide net sales and revenues decreased 2 percent, to $9.731 billion, for the fourth quarter of 2020 and declined 9 percent, to $35.540 billion, for the full year. Equipment operations net sales were $8.659 billion for the quarter and $31.272 billion for the year, compared with corresponding totals of $8.703 billion and $34.886 billion in 2019.

“John Deere delivered another quarter of strong performance and a solid year despite the challenges associated with managing the pandemic,” said John C. May, chairman and chief executive officer. “In this regard, I would like to pay tribute to the thousands of John Deere employees, dealers and suppliers throughout the world who have helped us safely maintain our operations and serve customers. Because of their contributions, Deere was able to complete a successful year and is positioned to continue providing differentiated solutions and unlocking even greater value for customers.”

Company Outlook & Summary

Net income attributable to Deere & Company for fiscal 2021 is forecast to be in a range of $3.6 billion to $4.0 billion.

In the year ahead, Deere expects to benefit from improving conditions in the farm economy and stabilization in construction and forestry markets, according to May. “Higher crop prices and improved fundamentals are leading to renewed optimism in the agricultural sector and improving demand for farm equipment,” he said. “At the same time, we are looking forward to realizing the benefits of our smart industrial operating strategy, which is designed to accelerate the delivery of solutions that will drive improved profitability and sustainability in our customers’ operations."

Deere & Company	Fourth Quarter			Full Year
$ in millions	2020	2019	% Change	2020	2019	% Change
Net sales and revenues	$9,731	$9,896	-2%	$35,540	$39,258	-9%
Net income	$757	$722	5%	$2,751	$3,253	-15%
Fully diluted EPS	$2.39	$2.27		$8.69	$10.15

Net income in the fourth quarter and full-year 2020 was negatively affected by impairment charges and employee-separation costs of $211 million and $458 million after-tax, respectively. For the same periods in 2019, the similar charges were $74 million and $82 million. In addition, net income was unfavorably affected by discrete adjustments to the provision for income taxes in both periods of 2020 and favorably impacted in both periods of 2019.

Equipment Operations	Fourth Quarter
$ in millions	2020	2019	% Change
Net sales	$8,659	$8,703	-1%
Operating profit	$1,056	$788	34%
Net income*	$571	$632	-10%

* Includes equity in income (loss) of unconsolidated affiliates.

For a discussion of net sales and operating profit results, see the Agriculture & Turf and Construction & Forestry sections below.

Agriculture & Turf	Fourth Quarter
$ in millions	2020	2019	% Change
Net sales	$6,198	$5,756	8%
Operating profit	$860	$527	63%
Operating margin	13.9%	9.2%

Agriculture & Turf sales increased for the quarter due to price realization and higher shipment volumes, partially offset by the unfavorable effects of currency translation. Operating profit rose primarily due to price realization, lower research and development expenses, reduced selling, administrative, and general expenses, improved shipment volumes / mix, and lower warranty expenses. These items were partially offset by employee-separation expenses and impairments.

Agriculture & Turf Operating Profit

Fourth Quarter 2020 compared to Fourth Quarter 2019

$ in millions

$527
$68
$314
($20)
$33
($28)
$123
($153)
($4)
$860
Fourth Quarter 2019
Volume/ Mix
Price
Currency
Warranty
Production Costs
SA&G/ R&D
Special Items
Other
Fourth Quarter 2020

Construction & Forestry	Fourth Quarter
$ in millions	2020	2019	% Change
Net sales	$2,461	$2,947	-16%
Operating profit	$196	$261	-25%
Operating margin	8.0%	8.9%

Construction & Forestry sales moved lower for the quarter primarily due to lower shipment volumes, partially offset by price realization. Operating profit declined mainly due to lower sales volume / mix, impairments, and employee-separation expenses. The decrease in profit was partially offset by price realization, lower research and development expenses, reduced selling, administrative, and general expenses, lower warranty expenses, and improved production costs.

Construction & Forestry Operating Profit

Fourth Quarter 2020 compared to Fourth Quarter 2019

$ in millions

$261
($154)
$94
($1)
$19
$19
$20
($76)
$14
$196
Fourth Quarter 2019
Volume/Mix
Price
Currency
Warranty
Production Costs
SA&G / R&D
Special Items
Other
Fourth Quarter 2020

Financial Services	Fourth Quarter
$ in millions	2020	2019	% Change
Net income	$186	$90	107%

The increase in financial services net income for the quarter was mainly due to lower impairments and reduced losses on operating-lease residual values and favorable financing spreads, partially offset by a higher provision for credit losses, and employee-separation expenses.

Market Conditions and Outlook (Annual)		Currency	Price
$ in millions	Net Sales	Translation	Realization
Agriculture & Turf	10% to 15%	1%	3%
Construction & Forestry	5% to 10%	1%	1%

John Deere Financial	Net Income	$630

Market Conditions & Outlook

Agriculture & Turf. Deere’s worldwide sales of agriculture and turf equipment are forecast to increase by 10 to 15 percent for fiscal-year 2021, including a positive currency-translation effect of 1 percent. Industry sales of agricultural equipment in the U.S. and Canada are forecast to rise 5 to 10 percent driven by gains in larger models. Full-year industry sales in the EU28 member nations are forecast to be flat to up 5%. In South America, industry sales of tractors and combines are forecast to be up about 5 percent while Asian sales are expected to be slightly lower. Industry sales of turf and utility equipment in the U.S. and Canada are forecast to be flat to up 5 percent.

Construction & Forestry. Deere’s worldwide sales of construction and forestry equipment are anticipated to be up 5 to 10 percent for 2021 with foreign-currency rates having a favorable translation effect of 1 percent. The outlook reflects some degree of recovery from the pandemic in construction equipment, continued strength in compact construction due to residential building activity, and expected growth in the roadbuilding sector. On an industry basis, North American construction equipment sales are expected to be down about 5 percent with sales of compact equipment up about 5 percent. Global forestry industry sales are forecast to be flat to up 5 percent for the year.

Financial Services. Fiscal-year 2021 net income attributable to Deere & Company for the financial services operations is forecast to be approximately $630 million. Results are expected to benefit from favorable financing spreads, lower losses on operating-lease residual values, and income earned on a higher average portfolio, partially offset by a higher provision for credit losses.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s financial services subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

	Fourth Quarter			Full Year
$ in millions	2020	2019	% Change	2020	2019	% Change
Revenue	$693	$785	-12%	$2,808	$2,890	-3%
Net income	$154	$68	126%	$425	$419	1%
Ending portfolio balance				$38,726	$38,251	1%

Net income for the current quarter was higher than in the fourth quarter of 2019 primarily due to lower impairments and reduced losses on operating-lease residual values, favorable financing spreads, and a lower provision for credit losses, partially offset by employee-separation expenses. Full year 2020 net income was about the same as in 2019 with lower impairments and reduced losses on operating-lease residual values, and income from a higher average portfolio, largely offset by a higher provision for credit losses and unfavorable financing spreads. The full year 2019 was also affected by favorable discrete adjustments to the provision for income taxes.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements under “Company Outlook & Summary,” “Market Conditions & Outlook,” and other forward-looking statements herein that relate to future events, expectations, and trends involve factors that are subject to change, and risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company’s businesses.

The company’s agricultural equipment business is subject to a number of uncertainties including the factors that affect farmers’ confidence and financial condition. These factors include demand for agricultural products, world grain stocks, weather conditions, soil conditions, harvest yields, prices for commodities and livestock, crop and livestock production expenses, availability of transport for crops, trade restrictions and tariffs (e.g., China), global trade agreements, the level of farm product exports (including concerns about genetically modified organisms), the growth and sustainability of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of governments, changes in government farm programs and policies, international reaction to such programs, changes in and effects of crop insurance programs, changes in environmental regulations and their impact on farming practices, animal diseases (e.g., African swine fever) and their effects on poultry, beef and pork consumption and prices and on livestock feed demand, and crop pests and diseases and the impact of the COVID pandemic on the agricultural industry including demand for, and production and exports of, agricultural products, and commodity prices.

Factors affecting the outlook for the company’s turf and utility equipment include consumer confidence, weather conditions, customer profitability, labor supply, consumer borrowing patterns, consumer purchasing preferences, housing starts and supply, infrastructure investment, spending by municipalities and golf courses, and consumable input costs. Many of these factors have been and may continue to be impacted by global economic effects, including the downturn resulting from the COVID pandemic and responses to the pandemic taken by governments and other authorities.

Consumer spending patterns, real estate and housing prices, the number of housing starts, interest rates, commodity prices such as oil and gas, the levels of public and non-residential construction, and investment in infrastructure are important to sales and results of the company’s construction and forestry equipment. Prices for pulp, paper, lumber and structural panels are important to sales of forestry equipment. Many of these factors affecting the outlook for the company’s construction and forestry equipment have been and may continue to be impacted by global economic effects, including the downturn resulting from the COVID pandemic and responses to the pandemic taken by governments and other authorities.

All of the company’s businesses and its results are affected by general economic conditions in the global markets and industries in which the company operates; customer confidence in general economic conditions; government spending and taxing; foreign currency exchange rates and their volatility, especially fluctuations in the value of the U.S. dollar; interest rates (including the availability of IBOR reference rates); inflation and deflation rates; changes in weather patterns; the political and social stability of the global markets in which the company operates; the effects of, or response to, terrorism and security threats; wars and other conflicts; natural disasters; and the spread of major epidemics (including the COVID pandemic) and government and industry responses to epidemics such as travel restrictions and extended shut down of businesses.

Uncertainties related to the magnitude and duration of the COVID pandemic may significantly adversely affect the company’s business and outlook. These uncertainties include: prolonged reduction or closure of the company’s operations, or a delayed recovery in our operations; additional closures as mandated or otherwise made necessary by governmental authorities; disruptions in the supply chain and a prolonged delay in resumption of operations by one or more key suppliers, or the failure of any key suppliers; the company’s ability to meet commitments to customers on a timely basis as a result of increased costs and supply challenges; the ability to receive goods on a timely basis and at anticipated costs; increased logistics costs; delays in the company’s strategic initiatives as a result of reduced spending on research and development; additional operating costs at facilities that remain open due to remote working arrangements, adherence to social distancing guidelines and other COVID-related challenges; increased risk of cyber attacks on network connections used in remote working arrangements; increased privacy-related risks due to processing health-related personal information; legal claims related to personal protective equipment designed, made, or provided by the company or alleged exposure to COVID on company premises; absence of employees due to illness; the impact of the pandemic on the company’s customers and dealers, and their delays in their plans to invest in new equipment; requests by the company’s customers or dealers for payment deferrals and contract modifications; the impact of disruptions in the global capital markets and/or continued declines in the company’s financial performance, outlook or credit ratings, which could impact the company’s ability to obtain funding in the future; the duration and impact of the resurgence in COVID cases in any country, state, or region; and the impact of the pandemic on demand for our products and services as discussed above. It is unclear when a sustained economic recovery could occur and what a recovery may look like. All of these factors could materially and adversely affect our business, liquidity, results of operations and financial position.

Significant changes in market liquidity conditions, changes in the company’s credit ratings and any failure to comply with financial covenants in credit agreements could impact access to funding and funding costs, which could reduce the company’s earnings and cash flows. Financial market conditions could also negatively impact customer access to capital for purchases of the company’s products and customer confidence and purchase decisions, borrowing and repayment practices, and the number and size of customer loan delinquencies and defaults. A debt crisis, in Europe or elsewhere, could negatively impact currencies, global financial markets, social and political stability, funding sources and costs, asset and obligation values, customers, suppliers, demand for equipment, and company operations and results. The company’s investment management activities could be impaired by changes in the equity, bond and other financial markets, which would negatively affect earnings.

The withdrawal of the United Kingdom from the European Union and the perceptions as to the impact of the withdrawal may adversely affect business activity, political stability and economic conditions in the United Kingdom, the European Union and elsewhere. The economic conditions and outlook could be further adversely affected by (i) uncertainty regarding any new or modified trade arrangements between the United Kingdom and the European Union and/or other countries, (ii) the risk that one or more other European Union countries could come under increasing pressure to leave the European Union, or (iii) the risk that the euro as the single currency of the Eurozone could cease to exist. Any of these developments, or the perception that any of these developments are likely to occur, could affect economic growth or business activity in the United Kingdom or the European Union, and could result in the relocation of businesses, cause business interruptions, lead to economic recession or depression, and impact the stability of the financial markets, availability of credit, currency exchange rates, interest rates, financial institutions, and political, financial and monetary systems. Any of these developments could affect our businesses, liquidity, results of operations and financial position.

Additional factors that could materially affect the company’s operations, access to capital, expenses and results include changes in, uncertainty surrounding and the impact of governmental trade, banking, monetary and fiscal policies, including financial regulatory reform and its effects on the consumer finance industry, derivatives, funding costs and other areas; governmental programs, policies, and tariffs for the benefit of certain industries or sectors; sanctions in particular jurisdictions; retaliatory actions to such changes in trade, banking, monetary and fiscal policies; actions by central banks; actions by financial and securities regulators; actions by environmental, health and safety regulatory agencies, including those related to engine emissions, carbon and other greenhouse gas emissions, noise and the effects of climate change; changes to GPS radio frequency bands or their permitted uses; changes in labor and immigration regulations; changes to accounting standards; changes in tax rates, estimates, laws and regulations and company actions related thereto; changes to and compliance with privacy regulations; changes to and compliance with economic sanctions and export controls laws and regulations; compliance with U.S. and foreign laws when expanding to new markets and otherwise; and actions by other regulatory bodies.

Other factors that could materially affect results include production, design and technological innovations and difficulties, including capacity and supply constraints and prices; the loss of or challenges to intellectual property rights whether through theft, infringement, counterfeiting or otherwise; the availability and prices of strategically sourced materials, components and whole goods; delays or disruptions in the company’s supply chain or the loss of liquidity by suppliers; disruptions of infrastructures that support communications, operations or distribution; the failure of customers, dealers, suppliers or the company to comply with laws, regulations and company policy pertaining to employment, human rights, health, safety, the environment, sanctions, export controls, anti-corruption, privacy and data protection and other ethical business practices; events that damage the company’s reputation or brand; significant investigations, claims, lawsuits or other legal proceedings; start-up of new plants and products; the success of new product initiatives; changes in customer product preferences and sales mix; gaps or limitations in rural broadband coverage, capacity and speed needed to support technology solutions; oil and energy prices, supplies and volatility; the availability and cost of freight; actions of competitors in the various industries in which the company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; changes in demand and pricing for used equipment and resulting impacts on lease residual values; labor relations and contracts; changes in the ability to attract, train and retain qualified personnel; acquisitions and divestitures of businesses; greater than anticipated transaction costs; the integration of new businesses; the failure or delay in closing or realizing anticipated benefits of acquisitions, joint ventures or divestitures; the implementation of organizational changes; the failure to realize anticipated savings or benefits of cost reduction, productivity, or efficiency efforts; difficulties related to the conversion and implementation of enterprise resource planning systems; security breaches, cybersecurity attacks, technology failures and other disruptions to the company’s and suppliers’ information technology infrastructure; changes in company declared dividends and common stock issuances and repurchases; changes in the level and funding of employee retirement benefits; changes in market values of investment assets, compensation, retirement, discount and mortality rates which impact retirement benefit costs; and significant changes in health care costs.

The liquidity and ongoing profitability of John Deere Capital Corporation and other credit subsidiaries depend largely on timely access to capital in order to meet future cash flow requirements, and to fund operations, costs, and purchases of the company’s products. If general economic conditions deteriorate or capital markets become more volatile, including as a result of the COVID pandemic, funding could be unavailable or insufficient. Additionally, customer confidence levels may result in declines in credit applications and increases in delinquencies and default rates, which could materially impact write-offs and provisions for credit losses.

The company’s forward-looking statements are based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies. Such estimates and data are often revised. The company, except as required by law, undertakes no obligation to update or revise its forward-looking statements, whether as a result of new developments or otherwise. Further information concerning the company and its businesses, including factors that could materially affect the company’s financial results, is included in the company’s other filings with the SEC (including, but not limited to, the factors discussed in Item 1A. Risk Factors of the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q).

Fourth Quarter 2020 Press Release

(in millions of dollars)

Unaudited

	Three Months Ended			Twelve Months Ended
	November 1	November 3%		November 1	November 3%
	2020	2019	Change	2020	2019	Change
Net sales and revenues:
Agriculture and turf	$6,198	$5,756	+8	$22,325	$23,666	-6
Construction and forestry	2,461	2,947	-16	8,947	11,220	-20
Total net sales	8,659	8,703	-1	31,272	34,886	-10
Financial services	891	971	-8	3,589	3,621	-1
Other revenues	181	222	-18	679	751	-10
Total net sales and revenues	$9,731	$9,896	-2	$35,540	$39,258	-9

Operating profit: *
Agriculture and turf	$860	$527	+63	$2,969	$2,506	+18
Construction and forestry	196	261	-25	590	1,215	-51
Financial services	249	128	+95	746	694	+7
Total operating profit	1,305	916	+42	4,305	4,415	-2
Reconciling items **	(219)	(90)	+143	(472)	(310)	+52
Income taxes	(329)	(104)	+216	(1,082)	(852)	+27
Net income attributable to Deere & Company	$757	$722	+5	$2,751	$3,253	-15

*       Operating profit is income from continuing operations before corporate expenses, certain external interest expense, certain foreign exchange gains and losses, and income taxes. Operating profit of the financial services segment includes the effect of interest expense and foreign exchange gains or losses.

**     Reconciling items are primarily corporate expenses, certain external interest expense, certain foreign exchange gains and losses, pension and postretirement benefit costs excluding the service cost component, and net income attributable to noncontrolling interests.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED INCOME

For the Three Months Ended November 1, 2020 and November 3, 2019

(In millions of dollars and shares except per share amounts) Unaudited

	2020	2019
Net Sales and Revenues
Net sales	$8,659	$8,703
Finance and interest income	867	956
Other income	205	237
Total	9,731	9,896

Costs and Expenses
Cost of sales	6,470	6,735
Research and development expenses	443	488
Selling, administrative and general expenses	1,011	945
Interest expense	278	388
Other operating expenses	414	515
Total	8,616	9,071

Income of Consolidated Group before Income Taxes	1,115	825
Provision for income taxes	329	104

Income of Consolidated Group	786	721
Equity in income (loss) of unconsolidated affiliates	(28)	1

Net Income	758	722
Less: Net income attributable to noncontrolling interests	1
Net Income Attributable to Deere & Company	$757	$722

Per Share Data
Basic	$2.41	$2.30
Diluted	$2.39	$2.27

Average Shares Outstanding
Basic	314.1	313.9
Diluted	317.1	317.9

See Condensed Notes to Consolidated Financial Statements.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED INCOME

For the Years Ended November 1, 2020 and November 3, 2019

(In millions of dollars and shares except per share amounts) Unaudited

	2020	2019
Net Sales and Revenues
Net sales	$31,272	$34,886
Finance and interest income	3,450	3,493
Other income	818	879
Total	35,540	39,258

Costs and Expenses
Cost of sales	23,677	26,792
Research and development expenses	1,644	1,783
Selling, administrative and general expenses	3,477	3,551
Interest expense	1,247	1,466
Other operating expenses	1,612	1,578
Total	31,657	35,170

Income of Consolidated Group before Income Taxes	3,883	4,088
Provision for income taxes	1,082	852

Income of Consolidated Group	2,801	3,236
Equity in income (loss) of unconsolidated affiliates	(48)	21

Net Income	2,753	3,257
Less: Net income attributable to noncontrolling interests	2	4
Net Income Attributable to Deere & Company	$2,751	$3,253

Per Share Data
Basic	$8.77	$10.28
Diluted	$8.69	$10.15

Average Shares Outstanding
Basic	313.5	316.5
Diluted	316.6	320.6

See Condensed Notes to Consolidated Financial Statements.

DEERE & COMPANY

CONDENSED CONSOLIDATED BALANCE SHEET

As of November 1, 2020 and November 3, 2019

(In millions of dollars) Unaudited

	2020	2019
Assets
Cash and cash equivalents	$7,066	$3,857
Marketable securities	641	581
Receivables from unconsolidated affiliates	31	46
Trade accounts and notes receivable - net	4,171	5,230
Financing receivables - net	29,750	29,195
Financing receivables securitized - net	4,703	4,383
Other receivables	1,220	1,487
Equipment on operating leases - net	7,298	7,567
Inventories	4,999	5,975
Property and equipment - net	5,817	5,973
Investments in unconsolidated affiliates	193	215
Goodwill	3,081	2,917
Other intangible assets - net	1,327	1,380
Retirement benefits	863	840
Deferred income taxes	1,499	1,466
Other assets	2,432	1,899
Total Assets	$75,091	$73,011

Liabilities and Stockholders’ Equity

Liabilities
Short-term borrowings	$8,582	$10,784
Short-term securitization borrowings	4,682	4,321
Payables to unconsolidated affiliates	105	142
Accounts payable and accrued expenses	10,112	9,656
Deferred income taxes	519	495
Long-term borrowings	32,734	30,229
Retirement benefits and other liabilities	5,413	5,953
Total liabilities	62,147	61,580

Redeemable noncontrolling interest		14

Stockholders’ Equity
Total Deere & Company stockholders’ equity	12,937	11,413
Noncontrolling interests	7	4
Total stockholders’ equity	12,944	11,417
Total Liabilities and Stockholders’ Equity	$75,091	$73,011

See Condensed Notes to Consolidated Financial Statements.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED CASH FLOWS

For the Years Ended November 1, 2020 and November 3, 2019

(In millions of dollars) Unaudited

	2020	2019
Cash Flows from Operating Activities
Net income	$2,753	$3,257
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	110	43
Provision for depreciation and amortization	2,118	2,019
Impairment charges	194	77
Share-based compensation expense	81	82
Loss on sales of businesses and unconsolidated affiliates	24	5
Undistributed earnings of unconsolidated affiliates	(7)	9
Credit for deferred income taxes	(11)	(465)
Changes in assets and liabilities:
Trade, notes, and financing receivables related to sales	2,009	(869)
Inventories	397	(780)
Accounts payable and accrued expenses	(7)	46
Accrued income taxes payable/receivable	8	173
Retirement benefits	(537)	(233)
Other	351	48
Net cash provided by operating activities	7,483	3,412

Cash Flows from Investing Activities
Collections of receivables (excluding receivables related to sales)	17,381	16,706
Proceeds from maturities and sales of marketable securities	93	89
Proceeds from sales of equipment on operating leases	1,783	1,648
Proceeds from sales of business and unconsolidated affiliates, net of cash sold		93
Cost of receivables acquired (excluding receivables related to sales)	(19,965)	(18,873)
Acquisitions of businesses, net of cash acquired	(66)
Purchases of marketable securities	(130)	(140)
Purchases of property and equipment	(820)	(1,120)
Cost of equipment on operating leases acquired	(1,836)	(2,329)
Collateral on derivatives - net	268	59
Other	(27)	(57)
Net cash used for investing activities	(3,319)	(3,924)

Cash Flows from Financing Activities
Decrease in total short-term borrowings	(1,360)	(917)
Proceeds from long-term borrowings	9,271	9,986
Payments of long-term borrowings	(7,383)	(6,426)
Proceeds from issuance of common stock	331	178
Repurchases of common stock	(750)	(1,253)
Dividends paid	(956)	(943)
Other	(133)	(116)
Net cash provided by (used for) financing activities	(980)	509

Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	32	(56)

Net Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	3,216	(59)
Cash, Cash Equivalents, and Restricted Cash at Beginning of Year	3,956	4,015
Cash, Cash Equivalents, and Restricted Cash at End of Year	$7,172	$3,956

See Condensed Notes to Consolidated Financial Statements.

Condensed Notes to Consolidated Financial Statements (Unaudited)

(1)	In September 2020, the Company sold its German lawn mower business. At the time of the sale, total assets were $26 million, which were recorded in “Other assets” and total liabilities were $5 million, which were recorded in “Accounts payable and accrued expenses.” No cash proceeds were received, resulting in a loss on sale, including transaction costs, of $24 million pretax and after-tax. The loss was recorded with a $24 million pretax and after-tax accrual recognized in the third quarter of 2020 when a definitive sale agreement was finalized. The loss was recorded in “Other operating expenses” in the agriculture and turf operations.
(2)	In the fourth quarter and full year 2020, the Company recorded impairments and other charges as follows:

	Three Months Ended November 1, 2020				Twelve Months Ended November 1, 2020
	Agriculture	Construction	Financial		Agriculture	Construction	Financial
	and Turf	and Forestry	Services	Total	and Turf	and Forestry	Services	Total
Factory closure
China – agriculture equipment *	$7			$7	$20			$20

Fixed asset and lease impairments
German asphalt plant factory *						$62		62
Brazil construction equipment factory *		$16		16		16		16
Other international fixed assets ****	17	2		19	17	2		19
Equipment on operating leases **							$22	22
Operating lease inventory **							10	10

Affiliate company impairments
Minority investment in construction equipment company headquartered in South Africa ***		23		23		43		43
Construction equipment joint venture located in Brazil ***		7		7		7		7
Total 1 2	$24	$48		$72	$37	$130	$32	$199

* Recorded in "Cost of sales"

** Recorded in "Other operating expenses"

*** Recorded in "Equity in income (loss) of unconsolidated affiliate"

****Recorded $15 million in “Cost of sales” and $4 million in “Selling, administrative, and general expenses”

1 The after-tax effect was $62 million and $180 million in the fourth quarter and full year 2020, respectively.

2 The non-cash charges were $72 million and $194 million in the fourth quarter and full year 2020, respectively.

(3)	During first and fourth quarters of 2020, the Company implemented employee-separation programs for the Company’s salaried workforce in several geographic areas, including the United States, Europe, Asia, and Latin America. The programs’ main purpose was to improve efficiency through a leaner, more flexible organization. The programs were largely voluntary in nature with the expense recorded primarily in the period in which the employees irrevocably accepted a separation offer. For the limited involuntary employee-separation programs, the expense was recorded when management committed to a plan, the plan was communicated to the employees, and the employees were not required to provide service beyond the legal notification period. The programs provided for cash payments based on years of service, and in some countries, subsidized healthcare for a limited period and outplacement services. The total pretax expenses for the fourth quarter and full year of 2020 were as follows:

	Three Months Ended November 1, 2020				Twelve Months Ended November 1, 2020
	Agriculture	Construction	Financial		Agriculture	Construction	Financial
	and Turf	and Forestry	Services	Total	and Turf	and Forestry	Services	Total
Cost of sales	$50	$13		$63	$82	$22		$104
Research and development expenses	32	5		37	47	8		55
Selling, administrative and general expenses	58	10	$11	79	96	24	$15	135
Other operating expenses				18				41
Total	$140	$28	$11	$197	$225	$54	$15	$335

Total program payments will be $301 million with $166 million paid in 2020 and $135 million to be disbursed over two years. Included in total pretax expense are non-cash charges of $13 million and $34 million in the fourth quarter and full year 2020, respectively, resulting from curtailment losses in certain OPEB plans that were recorded outside of operating profit in “Other operating expense.” Annual savings from these programs are estimated to be approximately $250 million, of which approximately $85 million was realized in 2020.

(4)	In September 2020, the Company acquired Unimil, a leading Brazilian Company in the after-sales service parts business for sugarcane harvesters, which is based in Piracicaba, Brazil. The total cash purchase price before final adjustments, net of cash acquired of $5 million, was $66 million with $6 million funded to an escrow account to secure certain indemnity obligations. In addition to the cash purchase price, $14 million of liabilities were assumed. The preliminary asset and liability fair values at the acquisition date assigned to the assets and liabilities were approximately $5 million of trade accounts receivables, $2 million of other receivables, $10 million of inventories, $22 million of property and equipment, $28 million of goodwill, $13 million of other intangible assets, $5 million of accounts payable and accrued expenses, and $9 million of net deferred tax liabilities. The goodwill is not expected to be deducted for tax purposes. Unimil is included in the Company’s agriculture and turf operating segment.
(5)	Dividends declared and paid on a per share basis were as follows:

	Three Months Ended		Twelve Months Ended
	November 1	November 3	November 1	November 3
	2020	2019	2020	2019
Dividends declared	$.76	$.76	$3.04	$3.04
Dividends paid	$.76	$.76	$3.04	$2.97

(6)	The calculation of basic net income per share is based on the average number of shares outstanding. The calculation of diluted net income per share recognizes any dilutive effect of share-based compensation.
(7)	The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries. In the supplemental consolidating data in Note 8 to the financial statements, the “Equipment Operations” represents the enterprise without “Financial Services”, which include the Company’s agriculture and turf operations and construction and forestry operations, and other corporate assets, liabilities, revenues, and expenses not reflected within “Financial Services”.

(8) SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME

For the Three Months Ended November 1, 2020 and November 3, 2019

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS [1]		FINANCIAL SERVICES		ELIMINATIONS		CONSOLIDATED
	2020	2019	2020	2019	2020	2019	2020	2019
Net Sales and Revenues
Net sales	$8,659	$8,703					$8,659	$8,703
Finance and interest income	38	40	$891	$1,007	$(62)	$(91)	867	956	[2]
Other income	211	267	60	50	(66)	(80)	205	237	[3]
Total	8,908	9,010	951	1,057	(128)	(171)	9,731	9,896

Costs and Expenses
Cost of sales	6,470	6,735					6,470	6,735
Research and development expenses	443	488					443	488
Selling, administrative and general expenses	890	840	123	106	(2)	(1)	1,011	945	[4]
Interest expense	92	75	195	323	(9)	(10)	278	388	[5]
Interest compensation to Financial Services	53	81			(53)	(81)			[5]
Other operating expenses	93	96	385	498	(64)	(79)	414	515	[6]
Total	8,041	8,315	703	927	(128)	(171)	8,616	9,071

Income before Income Taxes	867	695	248	130			1,115	825
Provision for income taxes	266	64	63	40			329	104

Income after Income Taxes	601	631	185	90			786	721
Equity in income (loss) of unconsolidated affiliates	(29)	1	1				(28)	1

Net Income	572	632	186	90			758	722
Less: Net income attributable to noncontrolling interests	1						1
Net Income Attributable to Deere & Company	$571	$632	$186	$90			$757	$722

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

1 The Equipment Operations represents the enterprise without Financial Services. The Equipment Operations includes the Company’s agriculture and turf operations, construction and forestry operations, and other corporate assets, liabilities, revenues and expenses not reflected within Financial Services.

2 Elimination of Financial Services interest income earned from Equipment Operations.

3 Elimination of Equipment Operations’ margin from inventory transferred to equipment on operating leases.

4 Elimination of intercompany service fees.

5 Elimination of Equipment Operations interest expense to Financial Services.

6 Elimination of Financial Services lease depreciation expense related to inventory transferred to equipment on operating leases.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
STATEMENT OF INCOME

For the Years Ended November 1, 2020 and November 3, 2019

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS [1]		FINANCIAL SERVICES		ELIMINATIONS		CONSOLIDATED
	2020	2019	2020	2019	2020	2019	2020	2019
Net Sales and Revenues
Net sales	$31,272	$34,886					$31,272	$34,886
Finance and interest income	112	118	$3,610	$3,735	$(272)	$(360)	3,450	3,493	[2]
Other income	808	881	257	234	(247)	(236)	818	879	[3]
Total	32,192	35,885	3,867	3,969	(519)	(596)	35,540	39,258

Costs and Expenses
Cost of sales	23,679	26,793			(2)	(1)	23,677	26,792	[4]
Research and development expenses	1,644	1,783					1,644	1,783
Selling, administrative and general expenses	2,878	3,031	606	528	(7)	(8)	3,477	3,551	[4]
Interest expense	329	256	942	1,234	(24)	(24)	1,247	1,466	[5]
Interest compensation to Financial Services	248	336			(248)	(336)			[5]
Other operating expenses	278	299	1,572	1,506	(238)	(227)	1,612	1,578	[6]
Total	29,056	32,498	3,120	3,268	(519)	(596)	31,657	35,170

Income before Income Taxes	3,136	3,387	747	701			3,883	4,088
Provision for income taxes	899	689	183	163			1,082	852

Income after Income Taxes	2,237	2,698	564	538			2,801	3,236
Equity in income (loss) of unconsolidated affiliates	(50)	20	2	1			(48)	21

Net Income	2,187	2,718	566	539			2,753	3,257
Less: Net income attributable to noncontrolling interests	2	4					2	4
Net Income Attributable to Deere & Company	$2,185	$2,714	$566	$539			$2,751	$3,253

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

1 The Equipment Operations represents the enterprise without Financial Services. The Equipment Operations includes the Company’s agriculture and turf operations, construction and forestry operations, and other corporate assets, liabilities, revenues and expenses not reflected within Financial Services.

2 Elimination of Financial Services interest income earned from Equipment Operations.

3 Elimination of Equipment Operations’ margin from inventory transferred to equipment on operating leases.

4 Elimination of intercompany service fees.

5 Elimination of Equipment Operations interest expense to Financial Services.

6 Elimination of Financial Services lease depreciation expense related to inventory transferred to equipment on operating leases.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

CONDENSED BALANCE SHEET

As of November 1, 2020 and November 3, 2019

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS [1]		FINANCIAL SERVICES		ELIMINATIONS		CONSOLIDATED
	2020	2019	2020	2019	2020	2019	2020	2019
Assets
Cash and cash equivalents	$6,145	$3,175	$921	$682			$7,066	$3,857
Marketable securities	7	1	634	580			641	581
Receivables from unconsolidated affiliates	5,290	2,017			$(5,259)	$(1,971)	31	46	[7]
Trade accounts and notes receivable - net	1,013	1,482	4,238	5,153	(1,080)	(1,405)	4,171	5,230	[8]
Financing receivables - net	106	65	29,644	29,130			29,750	29,195
Financing receivables securitized - net	26	44	4,677	4,339			4,703	4,383
Other receivables	1,117	1,376	151	116	(48)	(5)	1,220	1,487	[8]
Equipment on operating leases - net			7,298	7,567			7,298	7,567
Inventories	4,999	5,975					4,999	5,975
Property and equipment - net	5,778	5,929	39	44			5,817	5,973
Investments in unconsolidated affiliates	174	199	19	16			193	215
Goodwill	3,081	2,917					3,081	2,917
Other intangible assets - net	1,327	1,380					1,327	1,380
Retirement benefits	859	836	59	58	(55)	(54)	863	840	[9]
Deferred income taxes	1,763	1,896	45	57	(309)	(487)	1,499	1,466	[10]
Other assets	1,439	1,158	994	741	(1)		2,432	1,899
Total Assets	$33,124	$28,450	$48,719	$48,483	$(6,752)	$(3,922)	$75,091	$73,011

Liabilities and Stockholders’ Equity

Liabilities
Short-term borrowings	$292	$987	$8,290	$9,797			$8,582	$10,784
Short-term securitization borrowings	26	44	4,656	4,277			4,682	4,321
Payables to unconsolidated affiliates	104	142	5,260	1,970	$(5,259)	$(1,970)	105	142	[7]
Accounts payable and accrued expenses	9,114	9,232	2,127	1,836	(1,129)	(1,412)	10,112	9,656	[8]
Deferred income taxes	385	414	443	568	(309)	(487)	519	495	[10]
Long-term borrowings	10,124	5,415	22,610	24,814			32,734	30,229
Retirement benefits and other liabilities	5,366	5,912	102	94	(55)	(53)	5,413	5,953	[9]
Total liabilities	25,411	22,146	43,488	43,356	(6,752)	(3,922)	62,147	61,580

Redeemable noncontrolling interest		14						14

Stockholders’ Equity
Total Deere & Company stockholders’ equity	12,937	11,413	5,231	5,127	(5,231)	(5,127)	12,937	11,413	[11]
Noncontrolling interests	7	4					7	4
Financial Services equity	(5,231)	(5,127)			5,231	5,127			[11]
Adjusted total stockholders' equity	7,713	6,290	5,231	5,127			12,944	11,417
Total Liabilities and Stockholders’ Equity	$33,124	$28,450	$48,719	$48,483	$(6,752)	$(3,922)	$75,091	$73,011

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

1 The Equipment Operations represents the enterprise without Financial Services. The Equipment Operations includes the Company’s agriculture and turf operations, construction and forestry operations, and other corporate assets, liabilities, revenues and expenses not reflected within Financial Services.

7 Elimination of receivables / payables between Equipment Operations and Financial Services.

8 Reclassification of sales incentive accruals on receivables sold to Financial Services.

9 Reclassification of net pension assets / liabilities.

10 Reclassification of deferred tax assets / liabilities in the same taxing jurisdictions.

11 Elimination of Financial Services equity.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

STATEMENT OF CASH FLOWS

For the Years Ended November 1, 2020 and November 3, 2019

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS [1]		FINANCIAL SERVICES		ELIMINATIONS		CONSOLIDATED
	2020	2019	2020	2019	2020	2019	2020	2019
Cash Flows from Operating Activities
Net income	$2,187	$2,718	$566	$539			$2,753	$3,257
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	5	14	105	29			110	43
Provision for depreciation and amortization	1,016	1,015	1,227	1,135	$(125)	$(131)	2,118	2,019	[12]
Impairment charges	162		32	77			194	77
Share-based compensation expense					81	82	81	82	[13]
Loss on sale of businesses and unconsolidated affiliates	24	5					24	5
Undistributed earnings of unconsolidated affiliates	381	437	(2)	(2)	(386)	(426)	(7)	9	[14]
Provision (credit) for deferred income taxes	105	(222)	(116)	(243)			(11)	(465)
Changes in assets and liabilities:
Trade, notes, and financing receivables related to sales	373	(142)			1,636	(727)	2,009	(869)	[15,17,18]
Inventories	1,011	(102)			(614)	(678)	397	(780)	[16]
Accounts payable and accrued expenses	(331)	13	(1)	163	325	(130)	(7)	46	[17]
Accrued income taxes payable/receivable	(14)	(355)	22	528			8	173
Retirement benefits	(544)	(235)	7	2			(537)	(233)
Other	385	54	136	190	(170)	(196)	351	48	[12,13,16]
Net cash provided by operating activities	4,760	3,200	1,976	2,418	747	(2,206)	7,483	3,412

Cash Flows from Investing Activities
Collections of receivables (excluding receivables related to sales)			18,829	18,190	(1,448)	(1,484)	17,381	16,706	[15]
Proceeds from maturities and sales of marketable securities		12	93	77			93	89
Proceeds from sales of equipment on operating leases			1,783	1,648			1,783	1,648
Proceeds from sales of businesses and unconsolidated affiliates, net of cash sold		93						93
Cost of receivables acquired (excluding receivables related to sales)			(21,360)	(20,321)	1,395	1,448	(19,965)	(18,873)	[15]
Acquisitions of businesses, net of cash acquired	(66)						(66)
Purchases of marketable securities	(4)	(3)	(126)	(137)			(130)	(140)
Purchases of property and equipment	(816)	(1,118)	(4)	(2)			(820)	(1,120)
Cost of equipment on operating leases acquired			(2,666)	(3,246)	830	917	(1,836)	(2,329)	[16]
Increase in investment in Financial Services	(21)	(8)			21	8			[14]
Decrease (increase) in trade and wholesale receivables			1,999	(935)	(1,999)	935			[15]
Collateral on derivatives - net	(6)		274	59			268	59
Other	(78)	35	(38)	(54)	89	(38)	(27)	(57)	[18]
Net cash used for investing activities	(991)	(989)	(1,216)	(4,721)	(1,112)	1,786	(3,319)	(3,924)

Cash Flows from Financing Activities
Decrease in total short-term borrowings	(177)	(149)	(1,183)	(768)			(1,360)	(917)
Change in intercompany receivables/payables	(3,207)	(305)	3,207	305
Proceeds from long-term borrowings	4,586	1,348	4,685	8,638			9,271	9,986
Payments of long-term borrowings	(607)	(972)	(6,776)	(5,454)			(7,383)	(6,426)
Proceeds from issuance of common stock	331	178					331	178
Repurchases of common stock	(750)	(1,253)					(750)	(1,253)
Capital investment from Equipment Operations			21	8	(21)	(8)			[14]
Dividends paid	(956)	(943)	(386)	(427)	386	427	(956)	(943)	[14]
Other	(105)	(79)	(28)	(38)		1	(133)	(116)
Net cash provided by (used for) financing activities	(885)	(2,175)	(460)	2,264	365	420	(980)	509

Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	76	(42)	(44)	(14)			32	(56)

Net Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	2,960	(6)	256	(53)			3,216	(59)
Cash, Cash Equivalents, and Restricted Cash at Beginning of Year	3,196	3,202	760	813			3,956	4,015
Cash, Cash Equivalents, and Restricted Cash at End of Year	$6,156	$3,196	$1,016	$760			$7,172	$3,956

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

1 The Equipment Operations represents the enterprise without Financial Services. The Equipment Operations includes the Company’s agriculture and turf operations, construction and forestry operations, and other corporate assets, liabilities, revenues and expenses not reflected within Financial Services.

12 Elimination of depreciation on leases related to inventory transferred to equipment on operating leases.

13 Reclassification of share-based compensation expense.

14 Elimination of dividends from Financial Services to the Equipment Operations, which are included in the Equipment Operations net cash provided by operating activities, and capital investments in Financial Services from the Equipment Operations.

15 Primarily reclassification of receivables related to the sale of equipment.

16 Reclassification of lease agreements with direct customers.

17 Reclassification of sales incentive accruals on receivables sold to Financial Services.

18 Elimination and reclassification of the effects of Financial Services partial financing of the construction and forestry retail locations sales and subsequent collection of those amounts.